Exhibit 99.1

Echo Global Logistics, Inc. Promotes Dave Menzel to President and Chief Operating Officer

CHICAGO, IL—7/31/14—Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology enabled transportation and supply chain management services, today announced that Dave Menzel, Chief Operating Officer, has been promoted to the position of President/COO. In his new role Mr. Menzel will assume responsibility for all sales and operations for the company. He will continue to report to CEO Douglas R. Waggoner.

Mr. Menzel, who joined Echo Global Logistics as Chief Financial Officer in 2008, was appointed Chief Operating Officer in 2013.

“Today’s announcement is a continuation of our planned organizational and executive development,” said Douglas R. Waggoner, Chief Executive Officer of Echo Global Logistics. “Dave has earned his new role through his exceptional accomplishments and leadership. Furthermore, his appointment will allow me to increase my focus on maintaining our company’s technology leadership and other long-term success strategies.”

About Echo Global Logistics

Echo Global Logistics, based in Chicago, is a leading provider of technology-enabled transportation and supply chain management services. Echo maintains a proprietary web-based technology platform that compiles and analyzes data from its network of over 30,000 transportation providers to serve its clients’ transportation and supply chain management needs. Echo services clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
Suzanne Karpick	Hanni Itah
Echo Global Logistics, Inc.	SS|PR
312-784-7414	847-415-9324
SKarpick@echo.com	hitah@sspr.com

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